[Logo]
                                                    Level 3 Communications, Inc.
                                                    1025 Eldorado Boulevard
                                                    Broomfield, CO 80021
                                                    www.Level3.com


                                                    NEWS  RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:
Media:            Josh Howell                      Investors:       Robin Miller
                  720/888-2517                                      720/888-2518

                  Paul Lonnegren
                  720/888-6099

          LEVEL 3 REPORTS FIRST QUARTER RESULTS AND UPDATES PROJECTIONS

            Communications Cash Revenue Grows to Record $657 Million

        Communications GAAP Revenue Increases 297 percent to $385 Million from the First Quarter 2000

             Level 3 Reaffirms or Increases EBITDA, Adjusted EBITDA,
                         and Free Cash Flow Projections
                          and Adjusts Revenue Forecast

                North American Intercity Network Now Operational

BROOMFIELD, CO, April 18, 2001 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its first quarter 2001 results. Communications cash revenue for the quarter was $657 million. Consolidated revenue for the quarter was $449 million, compared with $177 million for the same period last year. The net loss for the quarter was $535 million, or $1.45 per share. Excluding charges for stock-based compensation expenses of $77 million, net loss for the quarter was $1.25 per share.

"It was another strong quarter for us," said James Q. Crowe, CEO of Level 3. "Our communications revenue and customer base continues to grow, and we are focused on making Level 3 the leading provider of broadband communications services. We are carefully monitoring the macroeconomic and industry environments, and while we are not immune to their effects, we are taking steps to further strengthen our strong financial position, which remains a competitive advantage."

"It is important to note that despite adjusting our projections for revenue, we are reaffirming our previous projections for EBITDA, Adjusted EBITDA and free cash flow, based on prudent management of network expenses, operating expenses and capital expenditures. As a result, we continue to maintain a position of financial strength and a fully funded plan with an adequate cushion," said Crowe.

First Quarter Financial Highlights Communications Cash Revenue and GAAP Revenue:
Communications cash revenue for the first quarter was $657 million. Communications cash revenue is defined as communications revenue plus changes in cash deferred revenue. Communications cash revenue reflects upfront cash received for dark fiber and other capacity sales that are recognized as GAAP revenue over the life of the contract, generally ranging from 5-20 years.

Communications GAAP revenue for first quarter 2001 was $385 million, a 297 percent increase over the same period last year. The increase was a result of growth in both existing customers as well as new customer contracts.

Included in total communications revenue was $193 million of services revenue, plus $155 million of non-recurring revenue from dark fiber sales, and $37 million attributable to reciprocal compensation. Excluding revenue from reciprocal compensation and the one-time sale of transatlantic capacity during the fourth quarter of 2000, quarter over quarter services revenue growth was approximately 12 percent.

With the recent announcement of an agreement with BellSouth Telecommunications (NYSE:BLS), the company has negotiated rates for exchange of local and Internet Service Provider (ISP) bound traffic in 34 states. "Our reciprocal compensation agreements now cover nearly all of the areas where Level 3 provides local service," said Kevin O'Hara, president and chief operating officer of Level 3. "These agreements provide substantial stability and financial predictability concerning an issue over which much of the industry is in turmoil. Pursuant to the Telecommunications Act, the BellSouth agreement has been filed with the appropriate state commissions."

At the end of the quarter, the company had approximately 2,975 customers - an 11 percent increase in the number of customers since the end of the fourth quarter 2000. Approximately 75 percent of the customer base currently purchases more than one Level 3 service.

Other Revenue: Other revenue of $64 million for the first quarter included $33 million from (i)Structure and $25 million from coal mining, versus (i)Structure revenue of $26 million and coal mining revenue of $48 million for the same period last year.

Expenses Cost of Revenue: Consolidated cost of revenue for first quarter 2001 was $268 million, representing a 106 percent increase from the first quarter 2000 and a 14 percent decrease from the fourth quarter 2000. Gross margin for the communications business was 42 percent for the quarter, up from five percent for the same period last year. "Our ability to migrate customer traffic from leased facilities to our own network well ahead of schedule is a major reason why our gross margins have markedly improved," said O'Hara.

Selling, General and Administrative Expenses (SG&A): SG&A expenses for the quarter were $295 million, compared to $188 million for the same period last year. Total SG&A was three percent higher than fourth quarter 2000, including a one-time charge of approximately $10 million during the first quarter related to the company's previously announced workforce reduction.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA: Consolidated EBITDA, excluding stock-based compensation expense, was negative $114 million for the first quarter, compared to negative $141 million for the same period last year. Consolidated Adjusted EBITDA was positive $240 million for the first quarter. Consolidated Adjusted EBITDA is defined as Consolidated EBITDA plus change in cash deferred revenue and excluding non-cash cost of goods sold associated with certain capacity sales and dark fiber contracts. "We consider Consolidated Adjusted EBITDA to be a material indicator of the company's financial strength," said Sureel Choksi, chief financial officer of Level 3.

Stock-Based Compensation Expense: The company recognized $77 million in stock-based compensation expense during the quarter. The OSO Program represents the principal component of the company's stock-based compensation. This expense is accounted for in accordance with SFAS No. 123, "Accounting For Stock-Based Compensation." Level 3 expenses the value of OSOs and its other stock-based compensation over the respective vesting period. This approach is in contrast to the current practice of most corporations under which conventional stock options are not accounted for as an expense on the income statement.

Under Level 3's plan, OSOs are issued quarterly to all employees, with the value of the options indexed to the performance of the company's common stock relative to the performance of the Standard & Poor's 500 (S&P 500) Index. The company believes that this program better aligns Level 3 employees' and stockholders' interests by basing stock option value on the company's ability to outperform the S&P 500. Further, as the OSO awards are granted quarterly at the then current market price, the company believes the program continues to provide a significant performance incentive, even in an environment where the company's stock price is volatile.

Depreciation and Amortization: Depreciation and amortization expenses for the quarter were $239 million, a 172 percent increase over the same period last year. These charges reflect the significant increase in capital spending to support the growth of the communications business.

Capital Expenditures: Capital expenditures for property, plant and equipment were $1.2 billion for the quarter, reflecting continuing buildout of the company's global network.

Network and Operating  Highlights North American and European Intercity Network:
Level 3's intercity network in North America and Europe is now operational and the company has migrated approximately 50 percent of the customer traffic over to its own network from the existing leased network.

The company lit over 4,900 miles since the beginning of the year, bringing the total lit miles on the North American intercity network to over 14,900, which represents more than 93 percent of the total miles. A fiber network is considered to be "lit" when electronics are installed, thereby enabling the network to carry customer traffic.

Level 3's North American intercity network consists of eight rings, all of which are lit and operational, with either owned or leased wavelengths. These eight rings include 69 individual segments, of which 65 are currently lit and operational on Level 3's own network.

"We expect to have approximately 95 percent of the customer traffic migrated over by the end of May," said O'Hara. "This shows the substantial progress we have made since the completion of our network last quarter, and we continue to be ahead of our original schedule. The benefit of this expense reduction is visible in our improving gross margins."

New Markets and Local Fiber Networks in Service: At the end of the first quarter, Level 3 offered services in 65 markets; 54 North American markets, nine European markets and two Asian markets. The five new markets in service added during the quarter were Richmond, Charlotte, Raleigh, Pittsburgh and Princeton. At the end of the first quarter, markets with Level 3 local fiber networks totaled 33, including 26 in the U.S. and seven in Europe.

To date, the company has secured approximately 6.1 million square feet of data center, transmission and technical space around the world and has pre-funded the acquisition of another 400,000 square feet. Approximately 3.0 million square feet of this space is built out globally as of the end of the first quarter. The company will continue to build out finished technical space in accordance with customer demand.

Business Outlook "In light of the continuing weakness in the economy, we have conducted a detailed review of the company's backlog of existing business, sales and proposal flow, capital expenditures and operating expense projections," said Choksi. "In addition, we have assessed the effects of the current condition of the capital markets on our existing customer backlog of revenue and on our order flow. Our revised financial projections are consistent with the more difficult environment in which certain of our customers are operating."

Revised   Financial   Projections   Communications   Cash  and   GAAP   Revenue:
Communications cash revenue is expected to grow to approximately $2.3 to $2.4 billion in 2001 versus the previous estimate of $2.4 to $2.6 billion, and $3.1 to $3.3 billion in 2002 versus the previous estimate of $3.4 to 3.6 billion.

Level 3 expects communications GAAP revenue in 2001 of $1.4 to $1.5 billion, an approximate 70 percent increase from last year, down from the earlier projection of $1.7 billion. Of the $1.4 to $1.5 billion, approximately $280 million is expected to come from non-recurring dark fiber sales and $135 million from reciprocal compensation. In 2002, communications GAAP revenue is expected to be $2.3 to $2.5 billion, down from the previous estimate of $2.9 billion.

In 2001, excluding non-recurring dark fiber sales, transport is expected to generate 45-50 percent of communications revenue, IP and colocation 20-25 percent, and softswitch enabled services - including reciprocal compensation - 25-30 percent.

As a result of reduced demand for colocation space, the company expects colocation revenues to be lower than previous projections. This is partially offset by continued strong growth in transport services, which as a result increases as a percentage of the total.

Level 3 had backlog of approximately $5.3 billion as of quarter end, compared to year-end 2000 backlog of $5.1 billion. Backlog is defined as total communications revenue from signed contracts that have not been provisioned, as well as current revenue run-rate. The company's updated revenue projections are based on a detailed assessment of this backlog, taking into account changes in customer credit quality and financial condition.

Level 3 expects communications cash revenue for the second quarter of 2001 of approximately $575 million and communications GAAP revenue of approximately $330 million. Approximately $235 million of this revenue is expected to come from services revenue with the balance from reciprocal compensation and non-recurring dark fiber sales. "It is important to note that recurring services revenue growth is expected to accelerate quarter over quarter from 12 percent last quarter to approximately 22 percent this coming quarter," said Choksi. "At the same time, total communications cash revenue and communications GAAP revenue are projected to decline quarter over quarter due to higher non-recurring dark fiber revenue during the first quarter versus the second quarter."

Level 3 expects communications GAAP revenue to grow at a compounded annual percentage rate in the mid-50s and communications cash revenue to grow at a compounded annual percentage rate in the mid-40s between 2000 and 2005.

Information Services and Other Revenue: Total information services and other revenue estimates are unchanged at approximately $220 million for both 2001 and 2002.

Gross Margin: The gross margin for the communications business is expected to increase to approximately 52 percent for 2001, two percent higher than previous estimates and 60 percent for 2002, five percent higher than previous estimates. Consolidated gross margin is expected to be approximately 49 percent in 2001 and 58 percent in 2002.

Selling, General and Administrative Expenses (SG&A): Consolidated SG&A expenses for the year 2001 are expected to be approximately 69 percent of total revenues and decrease to approximately 48 percent of total revenues in 2002, versus previous projections of 65 percent and 48 percent, respectively.

EBITDA and Adjusted EBITDA: The company expects to turn consolidated EBITDA positive, on a run-rate basis, excluding stock-based compensation, during the fourth quarter 2001. For 2001, the company expects negative EBITDA of approximately $330 million and $200 to $250 million of positive EBITDA in 2002, an increase compared to previous projections. The company expects Consolidated Adjusted EBITDA to be approximately $700 million for the year 2001, at the high end of the company's previous forecast, and $1.0 billion to $1.1 billion for 2002, which is $250 million higher than previously forecasted.

Earnings Per Share: The company expects the net loss in 2001 to be approximately $7.25 per share, an improvement of $0.25 per share versus the previous projection of $7.50 per share.

Capital Expenditures: The company expects capital expenditures to be $3.3 to $3.4 billion in 2001 versus previous projections of $3.4 billion. 2002 capital expenditures are expected to be $2.0 to $2.4 billion versus previous projections of $2.0 to $2.5 billion. Capital expenditures estimates for 2001 reflect the deferral of certain capital projects, including construction of Ring 3 of Level 3's pan-European network, an increase in the cost of the North American intercity network due to environmental and permitting requirements, other costs as well as an expected decrease in success-based capital expenditures.

Free Cash Flow Breakeven: Taking into account the factors discussed in this press release, the company expects to achieve free cash flow breakeven in late 2003 versus the previous projection of free cash flow breakeven in the first half of 2004; and remains prefunded in accordance with its updated business plan.

"Overall, this has been another strong quarter for us in a difficult market," said Crowe. "We've exceeded our cash and GAAP communications revenue projection for the quarter, and feel comfortable with our revised forecast of approximately 60 to 75 percent communications revenue growth year over year. Moreover, we now expect to reach free cash flow breakeven earlier than previously announced. We continue to analyze the market conditions, and will take appropriate and prudent measures to leverage our financial strength and competitive position."

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport services, colocation services, and the industry's first Softswitch based services. Level 3 offers services primarily to communications intensive companies, which deliver their services over the Level 3 Network. Its Web address is www.Level3.com.

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

Attachment 1
                          LEVEL 3 COMMUNICATIONS, INC.
                 Consolidated Condensed Statements of Operations
                                   (Unaudited)

                                                            Three Months Ended
                                                                  March 31,
(dollars in millions)                                   2001               2000

Revenue:
     Communications and Information Services   $         418          $      123
     Other                                                31                  54
             Total Revenue                               449                 177

Costs and Expenses:
     Cost of Revenue                                     268                 130
     Depreciation and Amortization                       239                  88
     Selling, General and Administrative                 295                 188
     Stock-Based Compensation                             77                  48
             Total Costs and Expenses                    879                 454
Loss from Operations                                   (430)               (277)
Other Expense, net                                     (105)                 (3)
Loss before Income Taxes                               (535)               (280)
Income Tax Benefit                                       -                     9
Net Loss                                        $      (535)         $     (271)
Loss per Share:
     Net Loss:
             Basic and Diluted                  $     (1.45)         $    (0.77)
Weighted Average Shares Outstanding
     (in thousands):
     Basic and Diluted                               367,810             350,285

Attachment 2

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                   (unaudited)


                                                                                  March 31,          December 31,
(dollars in millions)                                                               2001                 2000

Assets

Current Assets
   Cash and cash equivalents                                                     $   1,505            $   1,269
   Marketable securities                                                             2,301                2,742
   Restricted securities                                                               149                  202
   Accounts receivable, less allowances of $36 and $33, respectively                   721                  617
   Income taxes receivable                                                              25                   67
   Other                                                                               123                  148
Total Current Assets                                                                 4,824                5,045
Property, Plant and Equipment, net                                                  10,179                9,383
Investments                                                                            117                  146
Other Assets, net                                                                      336                  345
                                                                                  $ 15,456             $ 14,919

Liabilities and Stockholders' Equity

Current Liabilities:
   Accounts payable                                                              $   1,558           $    1,511
   Current portion of long-term debt                                                     8                    7
   Accrued payroll and employee benefits                                                99                   90
   Accrued interest                                                                    103                  124
   Deferred revenue                                                                     95                   68
   Other                                                                               158                  147
Total Current Liabilities                                                            2,021                1,947
Long-Term Debt, less current portion                                                 7,961                7,318
Deferred Revenue                                                                       977                  652
Accrued Reclamation Costs                                                               94                   94
Other Liabilities                                                                      347                  359
Stockholders' Equity                                                                 4,056                4,549
                                                                                  $ 15,456             $ 14,919

Attachment 3

           Executive Officer Intended Transfers of Company Securities

The company has a policy that generally requires the members of its board of directors and members of senior management that are "executive officers" for purposes of the SEC's Section 16 rules to pre-announce their intention to make transfers of the company's securities in the permitted period following each earnings release, which policy the company reviews annually. In addition, this policy applies only to an intent to transfer shares not previously announced, and does not apply to certain transfers for estate planning purposes.

The following schedule shows the individuals that have expressed a current intent to transfer, during the period, the maximum number of shares they propose to transfer and the percentage of their holdings, that the intended transfer amount represents.

None of the individuals are required to dispose of shares and the listed individuals may choose to sell fewer, or none, of the shares described, but will not, when combined with shares previously preannounced but not yet transferred, sell more during the period. An individual's ultimate decision to transfer shares of common stock will be made in compliance with applicable federal securities laws.

Name and Title                           No. of Shares           Percentage (1)

John F. Waters, Jr.
Group Vice President                         10,000                  3%

(1) The percentage is derived by dividing (a) the number of shares that the individual may transfer plus the number of shares previously preannounced but not yet transferred by (b) the individual's total shares of the Company's common stock held and all other shares that may be acquired in the future through the exercise of vested options, including outperform stock options.